CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration Statement on Form N-1A of Vanguard Whitehall Funds of our reports dated December 15, 2016, relating to the financial statements and financial highlights, which appear in Vanguard Selected Value Fund, Vanguard International Explorer Fund, Vanguard Mid-Cap Growth Fund, Vanguard High Dividend Yield Index Fund, Vanguard Emerging Markets Government Bond Index Fund, Vanguard Global Minimum Volatility Fund, Vanguard International Dividend Appreciation Index Fund and Vanguard International High Dividend Yield Index Fund’s Annual Reports on Form N-CSR for the year ended October 31, 2016. We also consent to the references to us under the heading “Financial Highlights”, “Financial Statements” and “Service Providers—Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, PA
October 11, 2017